Exhibit 99.1

NEWS RELEASE

Contacts:

Main Street Capital Corporation

Todd A. Reppert, President and CFO

treppert@mainstcapital.com

713-350-6000

Dennard Rupp Gray & Lascar, LLC

Ken Dennard | ksdennard@drg-l.com

Ben Burnham | bburnham@drg-l.com

713-529-6600

MAIN STREET CAPITAL ANNOUNCES EXPANSION

OF ITS CREDIT FACILITY TO $100 MILLION

HOUSTON, January 10, 2011 — Main Street Capital Corporation (NYSE: MAIN) (“Main Street”) announced today the expansion of total commitments under its three-year credit facility (the “Credit Facility”) from $85 million to $100 million.  The $15 million increase in total commitments pursuant to an accordion feature under the credit facility relates to a new lender relationship which further diversifies the Main Street lending group to a total of six participants. The accordion feature of the Credit Facility allows Main Street to seek up to $150 million of total commitments from new or existing lenders on the same terms and conditions as the existing commitments. The increase in total commitments under the Credit Facility provides Main Street with access to additional financing capacity in support of its future investment and operational activities.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies. Main Street’s lower middle market investments are made to support management buyouts, recapitalizations, growth financings and acquisitions of companies that operate in diverse industry sectors and generally have annual revenues ranging from $10 million to $100 million. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one stop” financing alternatives within its lower middle market portfolio. Main Street also maintains a portfolio of privately placed secured, interest-bearing debt investments in middle market businesses that are generally larger in size than its lower middle market portfolio companies.

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